FERRO SCHEDULES CONFERENCE CALL FOR FOURTH QUARTER RESULTS; REAFFIRMS PRIOR FULL-YEAR 2015 ADJUSTED EPS GUIDANCE

CLEVELAND, Ohio – February 10, 2016 – Ferro Corporation (NYSE: FOE, “Company”) announced today that it will conduct a conference call on Thursday, February 25, 2016 at 10:00 a.m. Eastern Time to discuss financial results for the three and twelve months ended December 31, 2015, and provide a current view of 2016 business conditions.  Participants from Ferro will include Chairman, President and Chief Executive Officer Peter Thomas, Vice President and Chief Financial Officer Jeffrey Rutherford and Treasurer and Director of Investor Relations John Bingle.

The Company also reaffirmed its prior full-year 2015 adjusted EPS guidance.  While year-end results are preliminary and subject to change as we complete our financial statements for the three and twelve months ended December 31, 2015, the Company expects full-year adjusted EPS will be at the high end of the range of $0.82 - $0.85.  For 2016, on a constant currency basis, the Company expects continued strong adjusted EPS growth, driven primarily by previously announced acquisitions coupled with organic growth.

Conference Call Details

If you wish to listen to the conference call, dial 888-225-2707 (toll free) if calling from the United States or Canada, or dial 303-223-4376 if calling from outside North America.  Please dial into the call approximately 10 minutes before the call is planned to begin.  A live Webcast will also be available by clicking on the Investor Information link at the top of Ferro’s Web site at http://www.ferro.com.

A replay of the call will be available from noon Eastern Time on February 25, 2016, until noon Eastern Time on March 3.  To access the replay, dial 800-633-8284 (toll-free) if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America.  Use the program ID #21804788 to access the audio replay.  The Webcast replay will also be available by clicking on the Investor Information link on the Ferro corporate Web site at http://www.ferro.com, beginning at approximately noon Eastern Time on February 25.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets.  Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,850 employees globally.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	The finalization of Ferro’s financial statements for the year ended December 31, 2015;
•	Ferro’s ability to effectively integrate acquisitions and achieve the expected synergies, as well as the acquisition being accretive and Ferro achieving the expected return on invested capital;
•	Ferro’s ability to successfully introduce new products or enter into new growth markets;
•	Demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;
•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results;
•	currency conversion rates and economic, social, regulatory, and political conditions around the world;
•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;
•	Ferro’s ability to access capital markets, borrowings, or financial transactions;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;
•	the availability of reliable sources of energy and raw materials at a reasonable cost;
•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;
•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;
•	sale of products into highly regulated industries;
•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;
•	competitive factors, including intense price competition;
•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;
•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;
•	management of Ferro’s general and administrative expenses;
•	Ferro’s multi-jurisdictional tax structure;
•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on invested capital, and the short-term impact acquisitions may have on return on invested capital;
•	stringent labor and employment laws and relationships with the Company’s employees;
•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;
•	implementation of new business processes and information systems, including the outsourcing functions to third parties;
•	exposure to lawsuits in the normal course of business;
•	risks and uncertainties associated with intangible assets;
•	Ferro’s borrowing costs could be affected adversely by interest rate increases;
•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;
•	Ferro may not pay dividends on its common stock in the foreseeable future; and
•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2014.

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Company Contacts

Investor Contact:

John Bingle, 216-875-5411

Treasurer and Director of Investor Relations

john.bingle@ferro.com

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com